Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 11:44 AM 02/17/2022 FILED 11:44 AM 02/17/2022 SR 20220565376 – File Number 5521587	STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
REDWOODS ACQUISITION CORP

Redwoods Acquisition Corp, a Delaware corporation (the “Corporation”), does hereby certify that:

First: That the sole director of the Corporation by written consent dated as of January 4, 2022, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the text of Article “FOURTH” and adding the following in its place:

The total number of shares of stock which the corporation is authorized to issue is 5,000,000 shares having a par value of $0.0001 per share.

Second: That thereafter, pursuant to §228 of the General Corporation Law of the State of Delaware, a written consent approving the amendment set forth above was signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date of which all shares are entitled to vote thereon were present and voted.

Third: That said amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

[Signature Page to Follow]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of February, 2022.

By:	/s/ Jiande Chen
Jiande Chen
Chief Executive Officer